Exhibit 99.1

Silvia Davila, Regional President, Latin America, Danone S.A., Elected to FedEx Board of Directors

MEMPHIS, TN, December 22, 2023 — FedEx Corporation (NYSE: FDX) announced today that Silvia Davila has been elected to the FedEx Board of Directors.

Ms. Davila serves as the regional president of Latin America for Danone S.A., where she is responsible for leading operations in Mexico and for all categories in the Latin America region. She brings vast experience in leading financial and digital transformations to achieve sustained growth, as well as promoting diversity and inclusion and leveraging innovation for ESG agendas. Prior to Danone, Ms. Davila served as the vice president and global food chief marketing officer at Mars Belgium. She has held various leadership roles at Mars, Procter & Gamble, and McDonald’s.

“Ms. Davila is a tremendous addition to the FedEx Corporation Board of Directors, and we are pleased to welcome her and her unique skillset,” said Frederick W. Smith, FedEx Corp. Executive Chairman and Chairman of the Board. “Her leadership skills and extensive expertise will provide great value to FedEx as we continue to execute our global transformation.”

Ms. Davila will serve on the Compensation and Human Resources and Cyber and Technology Oversight Committees.

Following Ms. Davila’s appointment, the FedEx Board of Directors consists of 14 directors, 12 of whom are independent.

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About FedEx Corp.

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce, and business services. With annual revenue of $88 billion, the company offers integrated business solutions through operating companies competing collectively, operating collaboratively, and innovating digitally as one FedEx. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 500,000 employees to remain focused on safety, the highest ethical and professional standards and the needs of their customers and communities. FedEx is committed to connecting people and possibilities around the world responsibly and resourcefully, with a goal to achieve carbon-neutral operations by 2040. To learn more, please visit fedex.com/about.